Exhibit 99.1

Porter Bancorp, Inc. Expects Stock Exchange Transaction to Increase Stockholders' Equity

LOUISVILLE, Ky.--(BUSINESS WIRE)--December 10, 2014--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank today announced that it expects the exchange of Series A Preferred stock and other securities, and the planned conversion to newly issued common and preferred stock to increase total stockholders’ equity by approximately $7.4 million. The proposed conversion of the newly issued preferred stock to common stock is contingent on shareholders’ approval.

“The exchange transaction is expected to increase total shareholders’ equity by approximately $7.4 million,” stated John T. Taylor, President and CEO of Porter Bancorp, Inc. “We believe this transaction will be an important step in strengthening Porter Bancorp’s capital position and is consistent with our plans to improve our capital ratios. We also believe our directors’ participation in the exchange of the Series A preferred stock highlights their confidence in Porter Bancorp’s future.”

As previously reported, the U.S. Treasury completed the sale of all 35,000 outstanding shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, to Company directors, an affiliate of a Company director and other investors. The Company subsequently filed an amendment to its Amended and Restated Articles of Incorporation to authorize and designate the four new series of preferred shares to effect the transaction. The transaction is more fully described in the Company’s Form 8-Ks filed on November 24, 2014 and December 10, 2014.

As part of the transaction, the following securities are being surrendered to the Company:

●	35,000 shares of Series A Preferred Stock, book value $35.0 million, stated value $1,000 per share, including cancellation of approximately $7.4 million of accrued and unpaid dividends thereon.

●	317,042 shares of Series C Non-Voting Mandatorily Convertible Preferred Stock, book value of approximately $3.3 million.

●	Warrants to purchase 760,871 non-voting common shares for $10.95 per share, no book value.

The Company expects to issue the following securities as part of the transaction:

●	1,821,428 voting common shares

●	40,536 shares of Convertible Perpetual Preferred Stock, Series B (“Series B Shares”).

●	64,580 shares of Convertible Perpetual Preferred Stock, Series D (“Series D Shares”).

●	6,198 shares of Non-Voting, Noncumulative, Non-Convertible Perpetual Preferred Stock, Series E (“Series E Shares”).

●	4,304 shares of Non-Voting, Noncumulative, Non-Convertible Perpetual Preferred Stock, Series F (“Series F Shares”).

The Company expects to complete the Exchange with all of the buyers no later than December 31, 2014. As part of the transaction, the Company will seek shareholder approval to convert the Series B and Series D to common stock at a special meeting to be held during the first quarter of 2015.

At September 30, 2014, the Company had issued and outstanding 13,099,400 voting common shares, common stockholders’ deficit of approximately $9.0 million, preferred stockholders’ equity of approximately $38.3 million, and total stockholders’ equity of approximately $29.3 million.

The voting common shares issued in the Exchange will increase the issued and outstanding voting common shares by 1,821,428 shares. Upon shareholder approval, the 40,536 Series B Shares will convert to 4,053,600 voting common shares, the 64,580 Series D Shares will convert to 6,458,000 non-voting common shares, and total voting and non-voting common shares will total approximately 25.4 million shares.

The Series E and Series F Shares are not convertible into common stock, have a liquidation preference of $1,000 per share or approximately $10.5 million in the aggregate, and bear a noncumulative dividend rate of 2% if and when declared.

The Exchange is expected to increase total common and preferred stockholders’ equity by approximately $7.4 million.

The Series E and F Shares will be recorded at fair value on the date of issuance in accordance with U.S. GAAP. Assuming the fair value of the Series E and F Shares to be equal to the aggregate $10.5 million liquidation preference of those shares, then upon shareholder approval the Exchange would improve common stockholders’ deficit from approximately $9.0 million as reported at September 30, 2014 to common stockholders’ equity of approximately $26.2 million and would decrease preferred stockholders’ equity from approximately $38.3 million as reported at September 30, 2014 to approximately $10.5 million. This results in a pro forma tangible book value of $0.99 per common share as of September 30, 2014. The fair value of the Series E and F Shares will be determined by an independent third party expert and could be less than the liquidation preference.

About Porter Bancorp, Inc.

Porter Bancorp, Inc., a bank holding company headquartered in Louisville, Kentucky, had $1.0 billion in assets as of September 30, 2014. Through Porter’s subsidiary PBI Bank, it operates banking offices in Kentucky. Porter Bancorp’s common stock is traded on the Nasdaq Capital Market under the symbol “PBIB.”

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Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “possible,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those indicated by forward-looking statements due to various risks and uncertainties, including our ability to reduce our level of higher risk loans such as commercial real estate and real estate development loans, reduce our level of non-performing loans and other real estate owned, and increase net interest income in a low interest rate environment, as well as our need to increase capital. These and other risks and uncertainties are described in greater detail under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

CONTACT:
Porter Bancorp, Inc.
John T. Taylor, 502-499-4800
President